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                            ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement (this "Agreement") is entered into as of July 31, 1997 among Automatic Transmission Shops Inc., a North Carolina corporation ("Seller"), C.W. Smith, an individual and the sole stockholder of Seller (the "Stockholder"), ATS Remanufacturing, Inc., a Delaware corporation ("Buyer"), and Aftermarket Technology Corp., a Delaware corporation and the sole stockholder of Buyer ("ATC").

                                 R E C I T A L S

          WHEREAS, Seller is engaged in the remanufacture of transmissions and related drive train components for General Motors vehicles (the "Business"); and

          WHEREAS, Seller desires to sell and transfer to Buyer substantially all of its assets related to the Business in consideration for the delivery by Buyer to Seller of the purchase price provided for herein and on the other terms and conditions set forth herein.

                                A G R E E M E N T

          NOW, THEREFORE, in consideration of the foregoing premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows.

                                   ARTICLE I.

                                   DEFINITIONS

          1.01. DEFINITIONS. The following terms, as used herein, have the following meanings:

          "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

          "APPLICABLE LAW" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental
Law) applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates or ERISA Affiliates).

          "BENEFIT ARRANGEMENT" means any material benefit arrangement, other than an Employee Benefit Plan, maintained by Seller or any ERISA Affiliate that covers the employees, former employees, directors, or former directors of Seller and their beneficiaries; such term shall include, without limitation, the following to the extent material: (i) each employment or consulting agreement;
(ii) each arrangement providing for insurance coverage or workers' compensation

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benefits; (iii) each incentive bonus or deferred bonus arrangement; (iv) each arrangement providing termination allowance, severance or similar benefits; (v) each equity compensation plan; (vi) each deferred compensation plan; and
(vii) each compensation policy and practice.

          "BENEFIT PLAN" means an Employee Benefit Plan or Benefit Arrangement.

          "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

          "BUYER ENVIRONMENTAL LIABILITIES" means Environmental Liabilities arising out of the actions or inactions of Buyer after the Closing Date.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONTRACTS" means all contracts, agreements, options, leases, licenses, sales and purchase order, commitments and other instruments of any kind, whether written or oral, to which Seller is a party on the Closing Date, including the Scheduled Contracts and the Subsequent Material Contracts.

          "DAMAGES" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement net of insurance proceeds actually received, including without limitation (i) interest on cash disbursements in respect of any of the foregoing at the per annum rate of interest publicly announced from time to time by The Chase Manhattan Bank as its prime rate (or reference rate) in effect from time to time, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof and
(ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of such Person. Any change in the rate referred to in clause (i) above shall take effect at the opening of business on the day specified in the public announcement of such change.

          "EMPLOYEE" means any Person employed by Seller.

          "EMPLOYEE BENEFIT PLAN" means any employee benefit plan, as defined in
Section 3(3) of ERISA, sponsored or contributed to by Seller or any ERISA Affiliate thereof that covers employees or former employees of Seller.

          "ENVIRONMENTAL LAWS" means all Applicable Laws relating to Hazardous Substances, occupational health and safety, or the environment including, without limitation, (i) all Applicable Laws pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, (ii) all Applicable Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and
(iii) the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the

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Water Pollution Control Act, the Safe Drinking Water Act, the Toxic
Substance Control Act ("TSCA") and all requirements promulgated pursuant to any of these or analogous state or local statutes.

          "ENVIRONMENTAL LIABILITIES" means Liabilities of a Person that arise pursuant to or under any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

          "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

          "GM" means General Motors Corporation.

          "GOVERNMENTAL AUTHORITY" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

          "GROUP HEALTH PLAN" means any group health plan, as defined in
Section 5000(b)(1) of the Code sponsored or contributed to by Seller or any ERISA Affiliate that covers employees or former employees of Seller.

          "HAZARDOUS SUBSTANCE" means any substance or material: (i) the presence of which requires investigation or remediation under any Applicable Law; or (ii) the generation, storage, treatment, transportation, disposal, remediation, removal, handling or management of which is regulated by any Environmental Law; or (iii) that is defined as a "hazardous waste" or "hazardous substance" under any Applicable Law; or (iv) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting jurisdiction over the Business or any of the Transferred Assets; or
(v) the presence of which constitutes a nuisance, trespass or other tortious condition; or (vi) the presence of which on adjacent properties constitutes a trespass by Seller; or (vii) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INDEMNIFYING PARTY" means: (i) Seller and the Stockholder, jointly and severally, when any Buyer or ATC Indemnitee is asserting a claim under Sections 9.01(a) or 11.11 or

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(ii) Buyer and ATC, jointly or severally, when any
Seller Indemnitee is asserting a claim under Sections 9.01(b) or 11.11.

          "INDEMNITEE" means: (i) each of Buyer, ATC and their Affiliates with respect to any claim for which Seller and the Stockholder are Indemnifying Parties under Sections 9.01(a) or 11.11; or (ii) Seller, the Stockholder and their Affiliates with respect to claims for which Buyer and ATC are Indemnifying Parties under Sections 9.01(b) or 11.11.

          "IRS" means the Internal Revenue Service.

          "KNOWLEDGE" means, with respect to any corporation, all things actually known to the executive officers of such corporation.

          "LIABILITY" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same appears on any Schedule to this Agreement.

          "LIEN" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

          "MATERIAL ADVERSE EFFECT" means a change in, or effect on, the operations, affairs, prospects, financial condition, results of operations, assets, Liabilities, reserves or any other aspect of the Business that results in a material adverse effect on, or a material adverse change in, the Transferred Assets taken as a whole, or a material adverse effect on the Business taken as a whole.

          "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in
Section 3(37) and 4001(a)(3) of ERISA.

          "PERMITTED LIENS" means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; and (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements. Notwithstanding the foregoing, the following shall not be Permitted Liens:
(a) any Lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Benefit Plan sponsored by, maintained by or contributed to by Seller or any of its ERISA Affiliates or arising in connection with any excise tax or penalty tax with respect to such Benefit Plan and (b) any Lien arising under clause (i) or (ii) above that is the


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subject of a contest except and to the extent that the Taxes or sums in questions have been reserved for on the 1996 Balance Sheet.

          "PERSON" means an individual, corporation, partnership, association, trust, estate or other entity or organization, including a Governmental Authority.

          "PROHIBITED TRANSACTION" means a transaction that is prohibited under
Section 4975 of the Code or Section 406 of ERISA and not exempt under
Section 4975 of the Code or Section 408 of ERISA, respectively.

          "TAX" means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

          "TAX RETURN" means all returns, reports, forms or other information required to be filed with respect to any Tax.

                                   ARTICLE II.

                                TRANSFER OF ASSETS

          2.01. TRANSFER OF ASSETS BY SELLER. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees to purchase from Seller and Seller agrees to sell or cause to be sold to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all the assets, properties, rights, licenses, permits, contracts, causes of action and claims, of every kind and description as the same shall exist on the Closing Date (other than the Excluded Assets), wherever located, whether tangible or intangible, real, personal or mixed, that are used, owned by, leased by or in the possession of Seller, whether or not reflected on the books and records of Seller, including all assets shown on the 1996 Balance Sheet and not disposed of in the ordinary course of business or as permitted by this Agreement prior to the Closing Date (the collective assets, properties, rights, licenses, permits, contracts, causes of action and claims to be transferred to Buyer by Seller pursuant hereto are referred to collectively herein as the "Transferred Assets") and including without limitation all right, title and interest of Seller in, to and under the following, to the extent used, owned by, leased by or in the possession of Seller at the time of Closing:

               (a) all real property and leases, capitalized or operating, of, and other interests in, real property of Seller, in each case together with all buildings, fixtures and improvements erected thereon and appurtenances thereto;


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               (b)  all machinery, equipment, furniture, office equipment, computer equipment (including all hardware and software), communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property (and interests in any of the foregoing) of Seller ("Equipment");

               (c) all items of inventory notwithstanding how classified in the financial records of Seller, including all raw materials, purchased parts, work-in-process, finished goods, supplies, spare parts and samples ("Inventory");

               (d) all contracts, agreements, options, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which Seller is a party on the Closing Date, including the Scheduled Contracts and the Subsequent Material Contracts (the "Contracts");

               (e) all books, records, files and papers of Seller, whether in hard copy or computer format, including books of account, invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, personnel and employment records of present and former employees, and documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose;

               (f) all prepaid charges and expenses of Seller, including any such charges and expenses with respect to ad valorem taxes, leases and rentals and utilities;

               (g)  all rights of Seller under any insurance policy;

               (h) all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Business or the Transferred Assets, whether liquidated or unliquidated, fixed or contingent, including claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to Seller affecting any of the Transferred Assets;

               (i) all of Seller's patents, copyrights, trademarks, trade names, service marks, service names, designs, know-how, processes, trade secrets, inventions, and other proprietary data;

               (j) all transferable franchises, licenses, permits or other authorizations issued or granted by any Governmental Authority that are owned by, granted to or held or used by Seller in connection with the Business, whether or not actually utilized by Seller;

               (k) all lists of present customers and lists of former customers;

               (l) all goodwill associated with the Business or the Transferred Assets;

               (m)  all product designations used in Seller's catalogs;


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               (n)  all accounts receivable and notes receivable (including, without limitation, any Gainsharing payments), together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and any security or collateral therefor; and

               (o) except as specifically provided in Section 2.02, all other assets and properties of Seller that exist on the Closing Date, whether tangible or intangible, real or personal.

          2.02. EXCLUDED ASSETS. Buyer expressly understands and agrees that the following assets and properties of Seller (the "Excluded Assets") shall be excluded from the Transferred Assets and shall be retained by Seller:

               (a)  all cash, cash equivalents and bank accounts;

               (b)  those assets listed on SCHEDULE 2.02; and

               (c) the originals of Seller's books and records to the extent that Seller provides copies thereof to Buyer.

          2.03. ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees, effective at the time of Closing, to assume and in due course perform, pay and discharge each of the following (the "Assumed Liabilities"):

               (a) all Liabilities and obligations of Seller arising after the Closing under Contracts included in the Transferred Assets;

               (b) those bonus arrangements described on SCHEDULE 2.03, which will be paid as deferred compensation; and

               (c) all Liability arising out of warranty claims relating to the products of the Business where such claims are made after the Closing Date.

          2.04. EXCLUDED LIABILITIES. Buyer does not hereby assume, and shall not at any time hereafter (including on or after the Closing Date) become liable for, any of the Liabilities of Seller or any of its Affiliates or any ERISA Affiliate of any of the foregoing other than the Assumed Liabilities (the "Excluded Liabilities"). The Excluded Liabilities shall include, without limitation, the following Liabilities:

               (a) any Liability of any of Seller or any of its Affiliates or any ERISA Affiliate of any of the foregoing whether currently in existence or arising hereafter that is not attributable to, or that does not arise out of the conduct of, the Business;

               (b) any Liability whether presently in existence or arising hereafter relating to an Excluded Asset;

               (c) any Environmental Liability, whether presently in existence or arising hereafter, other than Buyer Environmental Liabilities;


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               (d)  any Liability whether currently in existence or arising hereafter relating to fees, commissions or expenses owed to any broker, finder, investment banker, attorney or other intermediary or advisor employed by Seller or any of its Affiliates or their respective ERISA Affiliates in connection with the transactions contemplated hereby or otherwise;

               (e) any Liability the existence of which constitutes a breach of any representation or warranty of Seller hereunder;

               (f) any contingent Liabilities of Seller related to any transactions by Seller prior to the date hereof except Liabilities that Buyer has expressly agreed to assume pursuant to the terms of this Agreement;

               (g) any Liability related to indebtedness of Seller for borrowed money or capitalized leases, or the guarantee by Seller of the indebtedness of any other Person;

               (h)  any Liability of Seller arising under this Agreement; and

               (i)  any account payable and payroll of Seller.

          2.05.     ASSIGNMENT OF CONTRACTS AND RIGHTS.

               (a) With respect to any material Contract and any claim, right or benefit arising thereunder or resulting therefrom that constitute Transferred Assets, promptly after the date hereof, to the extent requested by Buyer, Seller will use reasonable efforts to obtain the written consent of the other parties to any such Contract to the assignment thereof to Buyer or written confirmation from such parties reasonably satisfactory in form and substance to Buyer confirming that such consent is not required.

               (b) If such consent, waiver or confirmation is not obtained with respect to any such Contract and notwithstanding the provisions of
Section 8.01(c) Buyer elects to consummate the Closing, Seller and Buyer shall cooperate in an arrangement reasonably satisfactory to Buyer and Seller under which Buyer would obtain, to the extent practicable, the claims, rights and benefits and assume the corresponding obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all claims, rights and benefits of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Transferred Asset or any claim, right or benefit arising thereunder not transferred to Buyer pursuant to this Section 2.05(b).

          2.06.     CLOSING.

               (a) The closing (the "Closing") of the transactions contemplated by this Agreement shall take place Seller's offices, 1224 Isley Road, Gastonia, North Carolina on July 31, 1997 or such other date as to which Buyer and Seller may agree (the "Closing Date"). Notwithstanding the foregoing, pursuant to
Section 10.01(f) Seller or Buyer may terminate this Agreement if the Closing shall not have been consummated by the Outside Date.


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               (b)  At the Closing, Buyer shall pay to Seller $12,000,000, in cash by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Seller prior to the Closing.

               (c) Seller shall deliver to Buyer such bills of sale, certificates of title, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (which in the case of Intellectual Property Rights, shall be documents immediately recordable in the respective countries of origin) of such rights as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all of Seller's right, title and interest in, to and under the Transferred Assets.

          2.07. POST-CLOSING PAYMENTS. As additional consideration for the Transferred Assets, Buyer shall pay to Seller the amounts called for by this
Section 2.07:

               (a) Buyer shall pay to Seller, within 30 days after each of the first eight anniversaries of the Closing Date, the Post-Closing Payment (as defined in Section 2.07(b)) for such anniversary by wire transfer of immediately available funds to an account or accounts to be designated in writing by Seller prior the time of payment. If a prior Post-Closing Payment is retroactively increased pursuant to the last sentence of Section 2.07(b), the additional payment shall be made at the same time that Buyer pays the then-current Post-Closing Payment.

               (b) The "Post-Closing Payment" for any anniversary shall be equal to the amount set forth on SCHEDULE 2.07 for such anniversary; PROVIDED, HOWEVER, that if Adjusted GM Sales (as defined in Section 2.07(c)) for the Contract Year (as defined in Section 2.07(d)) then ended are less than $12,000,000, the Post-Closing Payment shall be reduced by an amount equal to the product of (i) $12,000,000 minus such Adjusted GM Sales multiplied by (ii) the factor set forth on SCHEDULE 2.07 for such anniversary. A Post-Closing Payment shall be retroactively increased if the corresponding Adjusted GM Sales are retroactively increased pursuant to the last sentence of Section 2.07(c). Post-Closing Payments may be reduced pursuant to Section 9.01(c).

               (c) "Adjusted GM Sales" for any Contract Year shall be equal to the sum of (i) the amount of sales to GM by ATC, Buyer and all other subsidiaries of ATC during such Contract Year where the products sold to GM are for use in its North American operations plus (ii) any Excess GM Sales (as defined in Section 2.07(e)) that are not utilized to reduce a shortfall in the amount of Adjusted GM Sales for any prior Contract Year. If Adjusted GM Sales in any Contract Year are less than $12,000,000 and there are Excess GM Sales in any subsequent Contract Year that have not been applied to prior Contract Years, such Adjusted GM Sales will be retroactively increased by the lesser of (i) the amount of such Excess GM Sales and (ii) the amount by which such Adjusted GM Sales are less than $12,000,000. Notwithstanding the foregoing, Adjusted GM Sales shall not include any Excluded GM Sales. As used herein, "Excluded GM Sales" mean any sales to GM by any present or future subsidiary of ATC pursuant to any contract or purchase order in effect prior to ATC's acquisition of such subsidiary (or such subsidiary's acquisition of the assets that include such contract or purchase order) but excluding any sales attributable to incremental programs commenced under such contracts or purchase orders on or after the date of such acquisition.

               (d) "Contract Year" shall mean a 12-month period ending on an anniversary of the Closing Date.

               (e) "Excess GM Sales" means the amount, if any, by which Adjusted GM Sales during any Contract Year exceed $12,000,000.

               (f) The sole consequence to Seller of the Adjusted GM Sales being less than $12,000,000 for any or all of the Contract Years shall be reduction of the Post-Closing Payments and Seller shall not be responsible to Buyer for any shortfall in Adjusted GM Sales. The intent of this Section 2.07 is that if the total Adjusted GM Sales for the first eight Contract Years is at least $96,000,000 in the aggregate, Seller shall receive total Post-Closing Payments of $14,450,000 irrespective of in which of such Contract Years such Adjusted GM Sales are achieved, subject to Section 9.01(c).

               (g) On October 31, 1997, Buyer shall pay to Seller an amount equal to the sum of all amounts received by Buyer in payment of accounts receivable that constituted Transferred Assets. If after October 31, 1997 Buyer receives payment of any account receivable that constituted a Transferred Asset, Buyer shall promptly pay to Seller an amount equal to such payment. Such payments shall be made by wire transfer of immediately available funds to an account or accounts to be designated in writing by Seller prior the time of payment.

               (h) If after the Closing Date Buyer receives any payment from GM under any Gainsharing program approved as of the Closing Date, Buyer shall, within 30 days after receipt thereof, pay to Seller the portion of such payment that is attributable to sales to GM made on or before the Closing Date other than such payments that are attributable to Excluded GM Sales.

          2.08. PURCHASE PRICE ALLOCATION. Within 120 days after the Closing Date, Buyer and Seller shall agree upon the final allocation of the Purchase Price among the Transferred Assets for purposes of complying with
Section 1060 of the Code and making any required filings under state or local law and shall set forth such allocation on a statement (the "Allocation Statement"). After the Closing, from time to time, Buyer and Seller may agree upon revisions to the Allocation Statement for tax purposes. Buyer and Seller shall report the tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Statement, as it may be revised from time to time, and shall not take any position inconsistent therewith.

                                  ARTICLE III.

            REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDER

          As an inducement to Buyer and ATC to enter into this Agreement and to consummate the transactions contemplated herein, Seller and the Stockholder hereby jointly and severally represent and warrant to Buyer and ATC as follows:

          3.01. EXISTENCE AND POWER. Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of North Carolina and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted and to own and operate the Business as now owned and operated, except for those instances where, in the aggregate, the failure to have such licenses, authorizations, consents and approvals has not had, and is not reasonably expected to have, a Material Adverse Effect. Seller is qualified to conduct business in each jurisdiction where the nature of its activities in connection with the conduct of the Business requires it to be so qualified. Seller is in good standing in each state where it is qualified, except for those jurisdictions where in the aggregate the failure to be so has not had, and is not reasonably expected to have, a Material Adverse Effect.

          3.02. AUTHORIZATION. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed by Seller and the Stockholder and constitutes the legal, valid and binding agreement of Seller and the Stockholder, enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

          3.03. OWNERSHIP OF SELLER. The Stockholder owns all the issued and outstanding shares of the capital stock of Seller, and all such shares are free and clear of Liens, options, voting trusts and other agreements or encumbrances of any kind. There are no outstanding subscription rights, options, warrants, calls, commitments or agreements between Seller and any third party regarding the issuance or sale of any shares of Seller's capital stock or any security exercisable to acquire, or convertible into, or exchangeable for, any such shares.

          3.04. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Seller and the Stockholder of this Agreement and the other agreements contemplated hereby require no action by, consent or approval of, or filing with, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act and (b) any actions, consents, approvals or filings otherwise expressly referred to in this Agreement or set forth on
SCHEDULE 3.04 or 3.14(b). To the Knowledge of Seller and the Stockholder, there are no facts relating to the identity or circumstances of Seller or the Stockholder that would prevent or materially delay obtaining any of the Required Consents.

          3.05. NON-CONTRAVENTION. The execution, delivery and performance by Seller and the Stockholder of this Agreement and the other agreements contemplated hereby do not and will not (a) contravene or conflict with the Articles of Incorporation or Bylaws of Seller, true and correct copies of which have been delivered to Buyer by Seller, (b) assuming receipt of the Required Consents, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Seller, the Stockholder, the Business or any of the Transferred Assets, (c) assuming receipt of the Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which Seller is entitled under, any material Contract or any Permit or similar authorization relating to the Business or included in any of the Transferred Assets or by which any of the Transferred Assets may be bound, or (d) result in the creation or imposition of any Lien on any Transferred Asset, other than Permitted Liens.

          3.06.     FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

               (a) Attached hereto as EXHIBIT A are true and complete copies of the unaudited balance sheet of Seller as at December 31, 1996 (the "1996 Balance Sheet") and the unaudited statements of income and statements of cash flows of Seller for the years ended December 31, 1995 and 1996 (collectively, the "Financials").

               (b) The Financials (i) have been prepared from the books and records of Seller in accordance with GAAP in all material respects except as described on SCHEDULE 3.06(b), (ii) present fairly the financial condition, results of operations and statements of cash flow of Seller as of the dates indicated or the periods indicated; and (iii) contain and reflect adequate reserves for all reasonably anticipated material losses, liabilities and obligations of any nature, whether absolute, contingent or otherwise.

               (c) Except as set forth on SCHEDULE 3.06(c), there are no material Liabilities relating to Seller other than:

               (i) any Liability accrued as a Liability on the 1996 Balance Sheet; and

               (ii) Liabilities specifically disclosed and identified as such in the schedules to this Agreement.

          3.07.     ABSENCE OF CERTAIN CHANGES.  Except as set forth on
SCHEDULE 3.07, since December 31, 1996 the Business has been conducted in the ordinary course, and none of the following events has occurred with respect to the Business:

               (a) any event, occurrence, development or state of circumstances or facts or change in the Transferred Assets or the Business (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) affecting the Business or any Transferred Assets that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect;

               (b) (i) any incurrence, assumption or guarantee of any indebtedness for borrowed money by Seller, (ii) any incurrence of any Liability relating to a documentary or standby letter of credit by Seller, or (iii) any change in any material Liability of Seller other than in the ordinary course of business, or (iv) any incurrence of any other material Liability by Seller, other than in the ordinary course of business;

               (c) any creation, assumption or sufferance of the existence of any Lien on any Transferred Asset, other than Permitted Liens;

               (d) any transaction or commitment made, or any Contract entered into, by Seller (including the acquisition or disposition of any Transferred Assets), or any waiver, amendment, termination or cancellation of any Contract by Seller, or any relinquishment of any rights thereunder by Seller, or of any other right or debt owed to Seller, other than in each such case actions taken in the ordinary course of business consistent with past practice;

               (e) except for actions taken in the ordinary course of business consistent with the past practice of Seller that are not, in the aggregate, material to the Business, and except as described on SCHEDULE 2.03, any
(i) grant of any severance, continuation or termination pay to any Employee,
(ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Employee,
(iii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any Employee, (iv) increase in compensation, bonus or other benefits payable or potentially payable to any Employee, (v) change in the terms of any bonus, pension, insurance, health or other Benefit Plan of Seller, or
(vi) representation by Seller to any Employee that Buyer would assume, continue to maintain or implement any Benefit Plan after the Closing Date;

               (f) any loan to or guarantee or assumption of any loan or obligation on behalf of any Employee, except travel advances occurring in the ordinary course of business consistent with past practice;

               (g) any material change by Seller in its accounting principles, methods or practices or in the manner it keeps its books and records or any material change by Seller of its current practices with regards to sales, receivables, payables or accrued expenses that would affect the timing of collection of receivables or the payment of payables;

               (h) the entering into of any Contract or other arrangement between Seller and any officer, director, stockholder or Affiliate of Seller or any of their respective Affiliates, to the extent any such Contract or other arrangement relates to the conduct of the Business; or

               (i) any payment, discharge or satisfaction of any Liabilities of Seller, other than payments, discharges or satisfactions in the ordinary course of business.

          3.08.     PROPERTIES; LEASES; TANGIBLE ASSETS.

               (a) Seller does not own any Real Property. SCHEDULE 3.08(a) sets forth a true and complete list of all real property leased by Seller (the "Real Property), which list sets forth the location of each parcel of Real Property, the record owner thereof, the acreage and a brief description of the nature of the activities of Seller on such Real Property. Seller has a good and valid leasehold interest in all of the Real Property, which constitutes all of the real property used in the Business.

               (b) SCHEDULE 3.08(b) sets forth a true and complete list of all personal property leases or licenses to which Seller is a party or by which Seller is bound that provide for annual payments by Seller in excess of $10,000 or that contain other affirmative material obligations that cannot be terminated by Seller within 30 days (the "Personal Property Leases" and collectively with the leases for the Real Property, the "Leases"). Each Lease is a binding obligation of Seller and, to the Knowledge of Seller and the Stockholder, a binding obligation of the other party thereto. Except as set forth on SCHEDULE 3.08(b), there exist no defaults by Seller or, to the Knowledge of Seller and the Stockholder, any default or threatened default by the other party thereto, that has affected or could reasonably be expected to materially affect the rights and privileges thereunder of Seller. Except as set forth on SCHEDULE 3.08(b), assuming the Required Consents are obtained, all Leases to which Seller is a party or by which it is bound may be assigned, transferred and conveyed to Buyer without default, penalty or modification thereof.

               (c) Except as disclosed in SCHEDULE 3.08(c) or SCHEDULE 3.20(c), Seller has not received notice of any pending zoning or other land-use regulation proceedings or any proposed change in any Applicable Laws that could reasonably be expected to materially and detrimentally affect the use or operation of the Real Property, nor has Seller received notice of any special assessment proceedings affecting the Real Property, or applied for any change to the zoning or land use status of the Real Property.

          3.09. SUFFICIENCY OF, TITLE TO, CONDITION OF AND BOOK VALUE OF THE TRANSFERRED ASSETS. Seller has the right to sell, assign, transfer and convey, and upon consummation of the transactions contemplated by this Agreement, will have sold, assigned, transferred and conveyed, to Buyer all of the Transferred Assets free and clear of all Liens, except for Permitted Liens, which Transferred Assets constitute all of the properties and assets now held or employed by Seller (other than the Excluded Assets). The Business is a going concern, and, with the transfer of the Transferred Assets to Buyer pursuant to this Agreement, Buyer will have all assets necessary to operate the Business as a going concern with all operations of the Business unimpaired in any material respect immediately after the Closing. Except as disclosed in SCHEDULE 3.09, all the Transferred Assets are in good operating condition and repair. At the Closing, the book value of the Equipment, as computed in accordance with GAAP, will be at least $200,000.

          3.10. AFFILIATES. Except as set forth in SCHEDULE 3.10, neither Seller nor the Stockholder nor any officers or directors of Seller (or any immediate family member of any such officer or director):

               (a) now has or at any time subsequent to December 31, 1994, had, either directly or indirectly, an equity or debt interest in any Person which furnishes or sells or during such period furnished or sold services or products to Seller or purchases or during such period purchased from Seller any goods or services, or otherwise does or during such period did business with Seller of a material nature or amount; PROVIDED, HOWEVER, that neither Seller, nor the Stockholder nor any of Seller's officers and directors or other Affiliates shall be deemed to have such an interest solely by virtue of the ownership of less than five percent (5%) of the outstanding voting stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a national stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System; or

               (b) now is or at any time subsequent to December 31, 1994, was, a party to any contract, commitment or agreement relating to the Business to which Seller is or during such period was a party or under which Seller is or was obligated or bound or to which any of their respective properties may be or may have been subject.

          3.11.     INVENTORY.

               (a) Subject to any reserve therefore that is included in the 1996 Balance Sheet and except as disclosed in SCHEDULE 3.11(a), the Inventory
(i) has been acquired or manufactured or remanufactured in the ordinary course of business, in accordance with Seller's normal inventory practices;
(ii) is of a quality usable (including processing into merchantable finished inventories for sale in the ordinary course of business), free of any material defect or deficiency in design, material or workmanship; (iii) is in merchantable and undamaged condition and meets customer specifications; and
(iv) is not obsolete.

               (b) SCHEDULE 3.11(b) is a true and correct list of all consigned inventory (including cores, parts and finished goods) owned by GM and held by Seller as of the date hereof.

          3.12. LITIGATION. Except as disclosed on SCHEDULE 3.12, (i) there are no actions, suits, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, "Proceedings") pending or, to the Knowledge of Seller and the Stockholder, threatened against or affecting Seller or any of the Transferred Assets or which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement; and (ii) there are no existing orders, judgments or decrees of any Governmental Authority affecting Seller any of the Transferred Assets.

          3.13.     CONTRACTS.

               (a) SCHEDULE 3.13(a) sets forth a complete list of the following contracts, commitments and obligations (whether written or oral) of Seller that are in connection with the Business (collectively with the Leases, the "Scheduled Contracts"):

                    (i) each Contract between Seller and (A) each present or former Employee, (B) any supplier of services or products to Seller whose dollar volume of sales to Seller exceeded $25,000 in 1996 or is expected to exceed $25,000 in 1997, and (C) any Person in which the aggregate payments made or to be made to Seller under such Contract exceeded $25,000 in 1996 or is expected to exceed $25,000 in 1997;

                   (ii) each other agreement or arrangement of Seller that (y) requires the payment or incurrence of Liabilities or the rendering of services by Seller, subsequent to the date of this Agreement of more than $25,000 and (z) cannot be terminated by Seller within 30 days;

                  (iii) all Contracts relating to, and evidences of or guarantees of, or providing security for, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

                   (iv) all partnership, joint venture or other similar Contracts, arrangements or agreements;

                    (v) to the extent that any of the following provide for annual payments by Seller in excess of $25,000 and cannot be terminated by Seller within 30 days, all license, distribution, commission, marketing, agent, franchise, technical assistance or similar agreements relating to or providing for the marketing and/or sale of the products or services to which Seller is a party or by which Seller is otherwise bound; and

                   (vi) all other material contracts, commitments and obligations that are not in the ordinary course of the Business.

               (b) Except as disclosed in SCHEDULE 3.13(b), each Scheduled Contract and Subsequent Material Contract is a legal, valid and binding obligation of Seller and, to the Knowledge of Seller and the Stockholder, each other party thereto, enforceable (except to the extent such enforceability may be limited by bankruptcy, equity and creditors' rights generally) against Seller and, to the Knowledge of Seller and the Stockholder, each such other party in accordance with its terms, and neither Seller nor, to the Knowledge of Seller or the Stockholder, any other party thereto is in material default or has failed to perform any material obligation thereunder. A complete and correct copy of each Scheduled Contract has been delivered to Buyer.

               (c) SCHEDULE 3.13(c) sets forth a list (by name, address and persons to contact) of the 10 largest customers of Seller for each of the 12-month periods ended December 31, 1995 and 1996, and the five primary vendors providing services to Seller for each of the 12-month periods ended December 31, 1995 and 1996 together with the approximate dollar amount of sales by Seller or services provided to Seller during said period and a summary description of the services provided by such vendors.

          3.14.     PERMITS; REQUIRED CONSENTS.

               (a) SCHEDULE 3.14(a) sets forth all material approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities and all other Persons necessary for the operation of the Transferred Assets or the Business in substantially the same manner as currently operated or affecting or relating in any way to the Business (the "Permits").

               (b) SCHEDULE 3.14(b) lists (i) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a "Required Governmental Approval") required under Applicable Law to be obtained by Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any material Permit or otherwise, and (ii) each Scheduled Contract with respect to which the consent of the other party or parties thereto must be obtained by Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof (each, a "Required Contractual Consent" and collectively with the Required Governmental Approvals, the "Required
Consents"). Except as set forth in SCHEDULE 3.14(a) or (b) each Permit is valid and in full force and effect in all material respects and, assuming the related Required Consents have been obtained prior to the Closing Date, are or will be transferable by Seller, and assuming the related Required Consents have been obtained prior to the Closing Date, none of the Permits will be terminated or become terminable or impaired in any material respect as a result of the transactions contemplated hereby.

          3.15.     COMPLIANCE WITH APPLICABLE LAWS.  Except as set forth in
SCHEDULE 3.15, the operation of the Business by Seller and the condition of the Transferred Assets have not violated or infringed, and do not violate or infringe, any material Applicable Law, or any order, writ, injunction or decree of any Governmental Authority.

          3.16.     EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL; AND EMPLOYEE
BENEFITS.

               (a) SCHEDULE 3.16(a) sets forth all Benefit Plans. Seller has made true and correct copies of all governing instruments and related agreements pertaining to such Benefit Plans available to Buyer.

               (b) Except as set forth on SCHEDULE 3.16(b) no individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Benefit Plan, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement.

               (c) No Employee Benefit Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither Seller nor any ERISA Affiliates has pending or, to the Knowledge of Seller or the Stockholder, threatened against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Sections 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), with respect to any Employee Benefit Plan nor, to the Knowledge of Seller or the Stockholder, is there a basis for any such claim. No officer, director or employee of Seller has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan.

               (d) There is no material claim pending or, to the Knowledge of Seller or the Stockholder, threatened involving any Benefit Plan by any Person against such plan or Seller or any ERISA Affiliate. There is no pending or, to the Knowledge of Seller or the Stockholder, threatened proceeding involving any Employee Benefit Plan before the IRS, the United States Department of Labor or any other Governmental Authority.

               (e) Each Benefit Plan has been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code including, but not limited to, all applicable reporting and disclosure requirements. Seller and each ERISA Affiliate have made full and timely payment of all amounts required to be contributed under the terms of each Benefit Plan and Applicable Law or required to be paid as expenses under such Benefit Plan, and Seller and each ERISA Affiliate shall continue to do so through the Closing.

               (f) With respect to any Group Health Plans maintained by Seller or its ERISA Affiliates, Seller and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 Subtitle B of Title I of ERISA and Section 4980B of the Code. Except as set forth on SCHEDULE 3.16(f), Seller is not obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Benefit Plan, including without limitation any Group Health Plan, or pursuant to any agreement or understanding.

          3.17.     LABOR AND EMPLOYMENT MATTERS.

               (a) Except as set forth on SCHEDULE 3.17(a), with respect to the Business, no collective bargaining agreement exists that is binding on Seller and, except as described on SCHEDULE 3.17(a), no petition has been filed or proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative.
SCHEDULE 3.17(a) describes any organizational effort currently being made or, to the Knowledge of Seller or the Stockholder, threatened by or on behalf of any labor union to organize any Employees.

               (b) Except as set forth on SCHEDULE 3.17(a), (i) there is no labor strike, dispute, slow down or stoppage pending or, to the Knowledge of Seller or the Stockholder, threatened against or directly affecting Seller,
(ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claims therefor exist; and
(iii) neither Seller nor of its Affiliates has received any notice or has any Knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of Employees.

               (c) Seller has complied and is currently complying, in all material respects, in respect of all Employees, with all Applicable Laws respecting employment and employment practices and the protection of the health and safety of Employees. Except as set forth on SCHEDULE 3.19, since January 1, 1994 Seller has not received any citation or other notification regarding the violation of occupational and health safety laws or regulations.

               (d) All individuals who are performing or have performed services for Seller or any Affiliate of Seller and are or were classified by Seller or any Affiliate as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable, except for such instances which are not, in the aggregate, material.

               (e) SCHEDULE 3.17(e) sets forth all Employees receiving or seeking worker's compensation benefits, as well as the following for each such Employee: (i) brief description of the injury; (ii) weekly compensation; (iii) estimated benefit period; and (iv) estimate of medical and other expenses payable.

          3.18.     INTELLECTUAL PROPERTY.

               (a) SCHEDULE 3.18(a) sets forth a complete and correct list of each patent, patent application and docketed invention, trademark, trade name, trademark or trade name registration or application, copyright or copyright registration or application for copyright registration, and each license or licensing agreement for any of the foregoing relating to any Transferred Asset or held by Seller or used in the Business (the "Intellectual Property Rights").

               (b) Except as disclosed in SCHEDULE 3.18(b), Seller has not during the three years preceding the date of this Agreement been a party to any Proceeding nor, to the Knowledge of Seller or the Stockholder, is any Proceeding threatened as to which there is a reasonable possibility of a determination adverse to Seller that involved or may involve a claim of infringement by any Person (including any Governmental Authority) of any Intellectual Property Right. Except as disclosed in SCHEDULE 3.18(b), no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller, or restricting the licensing thereof by Seller to any Person. The use of the Intellectual Property Rights does not conflict with, infringe upon or violate any patent, patent license, patent application, trademark, trade name, trademark or trade name registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes, or any similar rights, of any Person.

               (c) Except as set forth in SCHEDULE 3.18(c), Seller either owns the entire right, title and interest in, to and under, or has the legally enforceable right to use, all Intellectual Property Rights.

          3.19. ADVISORY FEES. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Seller, the Stockholder or their Affiliates who might be entitled to any fee, commission or reimbursement of expenses from Buyer, ATC or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

          3.20.     ENVIRONMENTAL COMPLIANCE.

               (a) Except as disclosed in SCHEDULE 3.20(a), Seller has obtained all material approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities, or from any other Person, that are required with respect to the Business or the Transferred Assets or otherwise required of Seller under any Environmental Law. SCHEDULE 3.20(a) sets forth all permits, licenses and other authorizations issued under any Environmental Law to Seller.

               (b) Except as disclosed in SCHEDULE 3.20(b), Seller is in compliance in all material respects with all terms and conditions of all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities (and all other Persons) required under any Environmental Law that is applicable to Seller, the Business or the Transferred Assets, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.

               (c) Except as disclosed in SCHEDULE 3.20(c), there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans relating to or in any way affecting Seller, the Business or the Transferred Assets that could reasonably be expected to prevent, or make materially more expensive, continued compliance with any Environmental Law by Buyer after the Closing, or that may give rise to any Environmental Liability, or otherwise form the basis of any claim, action, demand, suit, Proceeding, hearing, study or investigation (i) under any Environmental Law, (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any Hazardous Substance, or (iii) resulting from exposure to workplace hazards.

          3.21.     TAX MATTERS.  Except as set forth on SCHEDULE 3.21:

               (a) Seller has timely filed all Tax Returns required to have been filed by it, and has paid or accrued all Taxes due to any taxing authority with respect to all taxable periods ending on or prior to the date hereof, or otherwise attributable to all periods prior to the date hereof; and all such Tax Returns are true, correct and complete in all respects. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.

               (b) Seller has not received notice that the IRS or any other taxing authority has asserted against Seller any deficiency in Taxes or claim for additional Taxes in connection with any tax period. Except for Liens arising from Taxes which are due but not yet payable, there are no Liens for Taxes on any of Seller's assets.

               (c) Seller has collected, withheld and paid over all Taxes required to have been collected, withheld and paid over in connection with amounts paid or owing to, or received from, any employee, independent contractor, creditor, stockholder, or other Person;

               (d) Seller has not been included in any consolidated, combined or unitary Tax Return provided for under the laws of the United States, any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired;

               (e) There is no pending or, to the Knowledge of Seller or the Stockholder, threatened action, audit, proceeding, or investigation with respect to any Taxes or Tax Returns of Seller; and

               (f) Seller has continuously been an S Corporation (as defined in Section 1361) of the Code) since January 1, 1986 and will be an S Corporation immediately prior to the Closing.

          3.22.     INSURANCE.

               (a) SCHEDULE 3.22 sets forth a complete and correct list of all material insurance policies of any kind currently in force with respect to Seller (the "Insurance Policies"), including all "occurrence based" liability policies regardless of the periods to which they relate. SCHEDULE
3.22 sets forth for each Insurance Policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage. No cancellation or material amendment or increase of premiums is pending or, to the Knowledge of Seller or the Stockholder, threatened with respect to any of the Insurance Policies.

               (b) No insurance company that issued any Insurance Policy, Board of Fire Underwriters or similar body, or Governmental Authority has issued a recommendation or requirement for any changes in the conduct of the Business or any repairs or other work to be done on or with respect to any of the Transferred Assets.

          3.23. MATERIAL DISCLOSURES. No statement, representation or warranty made by Seller or the Stockholder in this Agreement or in any certificate, statement, list, schedule or other document furnished or to be furnished to the Buyer hereunder contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

          3.24. GAINSHARING PROGRAMS. SCHEDULE 3.24 sets forth a true and complete list of all of the "gainsharing" programs currently approved between Seller and GM ("Gainsharing").

          3.25. LOCATION OF DISCLOSURE. So long as any information called for by any provision of this Agreement is disclosed by Seller or the Stockholder in the text of this Agreement or any Schedule hereto, such information shall be considered disclosed for all purposes of this Agreement notwithstanding that the information may have been more properly disclosed in some other Schedule or provision of this Agreement.

                                    ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF BUYER AND ATC

          As an inducement to Seller and the Stockholder to enter into this Agreement and to consummate the transactions contemplated herein, Buyer and ATC hereby jointly and severally represent and warrant to Seller and the Stockholder that:

          4.01. ORGANIZATION AND EXISTENCE. Each of Buyer and ATC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and ATC is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified has not been, and may not reasonably be expected to be, material.

          4.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by each of Buyer and ATC of this Agreement and the consummation by each of Buyer and ATC of the transactions contemplated hereby are within the corporate powers of each of Buyer and ATC and have been duly authorized by all necessary corporate action on the part of each of Buyer and ATC. This Agreement constitutes the legal, valid and binding agreement of each of Buyer and ATC, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

          4.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by each of Buyer and ATC of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than as set forth in this Agreement.

          4.04. NON-CONTRAVENTION. The execution, delivery and performance by each of Buyer and ATC of this Agreement does not (a) contravene or conflict with the Certificate of Incorporation or Bylaws of Buyer or ATC, or (b) assuming compliance with the matters referred to in
Section 4.03, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer or ATC.

          4.05. ADVISORY FEES. Except for Aurora Capital Partners L.P. (whose fees and expenses will be paid by Buyer), there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer or ATC who might be entitled to any fee, commission or reimbursement of expenses from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

          4.06. LITIGATION. There is no Proceeding pending against, or to the Knowledge of Buyer or ATC, threatened against or affecting, Buyer or ATC before any court or arbitrators or any governmental body, agency or official that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.


                                   ARTICLE V

                              COVENANTS OF SELLER

          5.01. CONDUCT OF THE BUSINESS. From the date hereof until the Closing Date, Seller shall conduct the Business in the ordinary course and in substantially the same manner as it has prior to the date of this Agreement and agrees, other than in the ordinary course of business, not to enter into any material agreements or take any other significant actions without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed. Seller shall use its reasonable efforts to preserve intact the Transferred Assets, the Business and the business organizations and relationships and goodwill of Seller with third parties and keep available the services of the present officers, employees, agents and other personnel of Seller relating to the

Business. Without limiting the generality of this Section 5.01(a) and except as otherwise expressly provided in this Agreement, from the date hereof until the Closing Date:

               (a)  Seller will, and the Stockholder will cause Seller to:

                    (i) (A) maintain the Transferred Assets in the ordinary course of business consistent with past practice in operating order and at least the condition in effect as of the date hereof, reasonable wear and tear excepted, (B) promptly repair, restore or replace any Transferred Assets in use on the date hereof except Transferred Assets sold in the ordinary course of business consistent with past practice, (C) upon any damage, destruction or loss to any of the Transferred Assets, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of the Transferred Assets before such event,
      (D) use its reasonable efforts to obtain, prior to the Closing Date, all Required Consents, and (E) take all actions necessary to be in compliance with, and to maintain the effectiveness of, all material Permits;

                   (ii)  comply with all material Applicable Laws;

                  (iii) promptly notify Buyer in writing of (A) any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, that results in, or could reasonably be expected to result in, a Material Adverse Effect, other than changes in general economic conditions, (B) the commencement of any Proceeding by or against Seller, or Seller becoming aware of any threat, claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance that could reasonably be expected to result in a Proceeding, and (C) the occurrence of any breach by Seller of any representation or warranty, or any covenant or agreement, contained in this Agreement.

               (b) without Buyer's prior consent (which shall not unreasonably be withheld or delayed), Seller will not, and the Stockholder shall cause Seller not to:

                    (i) purchase or otherwise acquire assets that would constitute Transferred Assets other than in the ordinary course of the Business;

                   (ii) sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any of the Transferred Assets except (A) pursuant to existing obligations of Seller as set forth in SCHEDULE 3.08 or (B) in the ordinary course of the Business;

                  (iii) enter any agreement or arrangement that requires or allows payment, acceleration of payment or incurrence of Liabilities relating to the Business, or the rendering of services by Seller outside the ordinary course of the Business;

                   (iv) amend or modify in any material respect or terminate any Scheduled Contract or any other Contract entered into by Seller after the date hereof which, if in existence on the date hereof, would be required to be set forth in the SCHEDULE 3.13(a) as a Scheduled Contract (each, a "Subsequent Material Contract");

                    (v) make or commit to make any capital expenditure, or group of related capital expenditures relating to the Business, in excess of $25,000, other than capital expenditures expressly required under any Scheduled Contract;

                   (vi) enter into or commit or propose to enter into any Subsequent Material Contract;

                  (vii) (A) increase the rate or terms of compensation payable or to become payable to any Employee except in the ordinary course of business, (B) pay or agree to pay any pension, retirement allowance or other employee benefit to an Employee not provided for by any Employee Plan, Benefit Arrangement or Employment Agreement set forth in the Schedules hereto, (C) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement for Employees, or increase the rate or terms of any Employee Plan or Benefit Arrangement, (D) enter into any employment agreement with or for the benefit of any Employee, or (E) increase the rate of compensation under or otherwise change the terms of any Employment Agreement set forth in SCHEDULE 3.16(a); and

                 (viii)  enter into any agreement to do any of the foregoing.

          5.02. ACCESS TO INFORMATION. Subject to compliance with Applicable Laws, from the date hereof until the Closing Date, Seller will promptly: (a) give Buyer, ATC and their counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records relating to the Business and the Transferred Assets upon reasonable prior notice, (b) furnish to Buyer, ATC and their counsel, financial advisors, auditors and other authorized representatives such information relating to the Business or the Transferred Assets as Buyer or ATC may reasonably request and (c) instruct the directors, officers, employees, counsel, auditors and financial advisors of Seller to cooperate with Buyer, ATC and their counsel, financial advisors, auditors and other authorized representatives in their investigation of the Business and the Transferred Assets. Such investigation shall include, but shall not be limited to:

                 (i)  A review of the business and operations of the Business;

                (ii) A review of the financial statements and related work papers and tax returns and any tax audits, other Governmental Authority audits or internal audits of Seller;

               (iii) An environmental review as to the presence and nature of any hazardous materials in or on any of the Real Property; and

                (iv) A standard legal due diligence examination relating to Seller and the Business.

Buyer and ATC (x) shall conduct their investigation in such a way so as not to be unduly disruptive to the conduct of Seller's business and (y) shall not contact the employees of Seller prior to the Closing without the prior consent of Seller.

          5.03. COMPLIANCE WITH TERMS OF REQUIRED GOVERNMENTAL APPROVALS AND REQUIRED CONTRACTUAL CONSENTS. On and after the Closing Date, Seller shall comply at its own expense with all conditions and requirements affecting Seller set forth in (a) all Required Governmental Approvals as necessary to keep the same in full force and effect assuming continued compliance with the terms thereof by Buyer and (b) all Required Contractual Consents as necessary to keep the same effective and enforceable against the Persons giving such Required Contractual Consents assuming continued compliance with the terms thereof by Buyer.

          5.04. MAINTENANCE OF INSURANCE POLICIES. On and after the date hereof (including after the Closing Date), Seller shall not take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the date hereof that covers all or any part of the Transferred Assets or the Business with respect to the period of time ending on the Closing Date. Notwithstanding the foregoing, Seller shall not have any obligation to make any monetary payment to maintain the effectiveness of any such insurance policy after the Closing Date.

          5.05.     CONFIDENTIALITY.

               (a) Seller and the Stockholder will, and will cause their representatives to, treat any data and information obtained with respect to Buyer, ATC or any of their Affiliates from any representative, officer, director, or employee of Buyer or ATC, or from any books or records of Buyer or ATC in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Seller, the Stockholder or their Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation, (ii) information that may be required to be disclosed by Applicable Law or (iii) information required to be disclosed to obtain any Required Consents.

               (b) In the event that the Closing fails to take place and this Agreement is terminated, Seller and the Stockholder, upon the written request of Buyer or ATC, will, and will cause their representatives to, promptly deliver to Buyer or ATC any and all documents or other materials furnished by Buyer or ATC or any of their Affiliates to Seller or the Stockholder in connection with this Agreement without retaining any copy thereof. In the event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by Buyer or ATC, shall be destroyed by Seller or the Stockholder or shall be returned to Buyer or ATC, and Seller shall confirm to Buyer in writing that all such materials have been returned or destroyed. No failure or delay by Buyer or ATC in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

               (c) The parties hereto recognize and agree that in the event of a breach of this Section 5.05, money damages would not be an adequate remedy for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained therefrom. Accordingly, if there should be a breach or threatened breach of the provisions of this Section 5.05, Buyer, ATC and their Affiliates shall be entitled to an injunction restraining Seller and the Stockholder from any breach without showing or proving actual damage sustained by Buyer, ATC or their Affiliates, as the case may be. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer, ATC or their Affiliates may otherwise have under Applicable Law.

          5.06. USE OF NAME. After the Closing Date, Seller shall not use the name "ATS Remanufacturing" or any name substantially similar thereto, except that Seller may use (i) payroll checks bearing the name "ATS Remanufacturing" for a period not to exceed 90 days after the Closing and
(ii) other checks bearing the name "ATS Remanufacturing" for a period not to exceed 30 days after the Closing.

          5.07. PAYMENT AND DISCHARGE OF EXCLUDED LIABILITIES. After the Closing Date, Seller shall pay and discharge all Excluded Liabilities (including, without limitation, all accrued payroll) when due except for Excluded Liabilities that are being contested in good faith.

          5.08.     REMEDIATION OF CERTAIN ENVIRONMENTAL CONDITIONS.
Promptly after the Closing Date, Seller shall perform the tasks set forth on
SCHEDULE 5.08, to the extent that such tasks are not completed prior to the Closing. Seller shall perform such tasks in accordance with Applicable Law (including, without limitation, all Environmental Laws) and in a commercially reasonable manner.

          5.09. ADMINISTRATION OF ACCOUNTS. All payments made to Seller after the Closing Date with respect to Transferred Assets shall be held by Seller in trust for the benefit of Buyer and, promptly after receipt by Seller of any such payment, Seller shall pay, or cause to be paid, over to Buyer the amount of such payment.

          5.10. GAINSHARING PAYMENTS. If after the Closing Date Seller or the Stockholder receives any payment from GM under any Gainsharing program approved as of the Closing Date, Seller or the Stockholder, as the case may be, shall promptly pay to Buyer the portion of such payment that is attributable to sales to GM made after the Closing Date.


                                   ARTICLE VI

                          COVENANTS OF BUYER AND ATC

          6.01.     CONFIDENTIALITY.

               (a) Buyer and ATC will, and will cause their representatives to, treat any data and information obtained with respect to Seller or the Stockholder from any representative, officer, director or employee of Seller or the Stockholder, or from any books or records of Seller in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Buyer or ATC or their Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation,
(ii) information that may be acquired to be disclosed by Applicable Law,
(iii) information required to be disclosed to obtain any Required Consents; or (iv) any information that is disclosed by Buyer or ATC or their Affiliates to any of their actual or prospective lenders or investors in connection with financing the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that in the event the Closing has occurred, this Section 6.01(a) shall cease to be effective with respect to any data and information obtained with respect to the Business.

               (b) In the event that the Closing fails to take place and this Agreement is terminated, Buyer and ATC, upon the written request of Seller, will, and will cause their representatives to, promptly deliver to Seller any and all documents or other materials furnished by Seller or the Stockholder to Buyer or ATC in connection with this Agreement without retaining any copy thereof. In event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by Seller or the Stockholder, shall be destroyed by Buyer or ATC or shall be returned to Seller, and Buyer and ATC shall confirm to Seller in writing that all such materials have been returned or destroyed. No failure or delay by Seller or the Stockholder in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

               (c) The parties hereto recognize and agree that in the event of a breach of this Section 6.01, money damages would not be an adequate remedy for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by Seller therefrom. Accordingly, if there should be a breach or threatened breach of provisions of this Section 6.01, Seller and the Stockholder shall be entitled to an injunction restraining Buyer and ATC from any breach without showing or proving actual damage sustained by Seller or the Stockholder. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Seller or the Stockholder may otherwise have under Applicable Law.

          6.02. BULK SALES LAWS. Buyer waives compliance by Seller with the provisions of all applicable provisions of Article 6 of the Uniform Commercial Code as adopted in any state relating to bulk sales.

          6.03.     PAYMENTS TO CONTINUING EMPLOYEES.

               (a) On the third anniversary of the Closing Date, Buyer shall pay to each person listed on SCHEDULE 6.03 (a "Designated Person") the amount set forth opposite such Designated Person's name on SCHEDULE 6.03 PROVIDED that such Designated Person is then employed by Buyer. All payments under this Section 6.03(a) will be made by check and will be subject to standard withholding for income taxes, social security and the like. Notwithstanding the foregoing, Buyer shall be under no obligation to retain any Designated Person as an employee, and Buyer shall be free to terminate any Designated Person at any time for cause or without cause, even though such termination would terminate such Designated Person's right to receive payment under this Section 6.03(a) if it occurs prior to the third anniversary of the Closing Date.

               (b) At the time of the payments called for by Section 6.03(a), Buyer shall pay to the Stockholder in cash $33,333 plus the amount otherwise payable to any Designated Person who is no longer employed by Buyer on the third anniversary of the Closing Date.

          6.04. RETURN OF USED WASTE OIL HEATERS. After the Closing, Buyer intends to replace certain waste oil heaters at the primary facility at which the Business is conducted. Buyer will deliver to Seller or Seller's designee the waste oil heaters currently in place as they are replaced with new ones. The costs of delivering such used heaters to Seller or its designee shall be borne by Seller.

                                  ARTICLE VII

                           COVENANTS OF ALL PARTIES

          7.01. FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement. Buyer, ATC, the Stockholder and Seller agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Following the Closing, Buyer shall make the employees and records of the Business reasonably available to Seller during normal business hours, at no charge to Seller other than for out of pocket expenses incurred by Buyer for items such as photocopying or travel, for the purposes of providing accounting information reasonably required by Seller, providing testimony or information in connection with any legal proceeding or for any other appropriate purpose arising out of Seller's ownership and operation of the Business.

          7.02. CERTAIN FILINGS. The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers. Without limiting the foregoing, the parties hereto shall each promptly complete and file all reports and forms, and respond to all requests or further requests for additional information, if any, as may be required or authorized under the HSR Act.

          7.03. PUBLIC ANNOUNCEMENTS. Up to (and including) the Closing Date, the parties agree that they will not make any disclosure with respect to this Agreement or the transactions contemplated hereby or cause to be publicized in any manner whatsoever by way of interviews, responses to questions or inquiries, press releases or otherwise any aspect of this

Agreement or the transactions contemplated hereby without prior written notice to and approval of the other parties hereto, unless such party reasonably concludes that such release of information is required by applicable law or stock exchange regulations, and the parties hereto cannot reach agreement upon a mutually acceptable form of release. Notwithstanding the foregoing, the parties hereto may, on a confidential basis, advise their respective agents, accountants, attorneys and financing sources with respect to the contents of this Agreement and the transactions contemplated hereby.

          7.05.     TAXES.

               (a) All sales, value added and use Taxes imposed in connection with the sale of the Transferred Assets shall be borne by Buyer.

               (b) Seller agrees that no new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Transferred Assets shall be made after the date of this Agreement without the prior written consent of Buyer.

               (c) Buyer and Seller shall (i) provide to each other such assistance as may reasonably be requested in connection with the preparation of any Tax Return relating to the Business and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes relating to the Business, (ii) retain all records or other information that may be relevant to the preparation of any Tax Returns relating to the Business, or the conduct of any audit or examination, or other tax proceeding relating to the Business, and (iii) retain all relevant documents, including prior year's Tax Returns relating to the Business, supporting work schedules and other records or information that may be relevant to such returns and shall not destroy or otherwise dispose of any such records without the prior written consent of the other party.

          7.07.     EMPLOYEES AND EMPLOYEE BENEFIT MATTERS.

               (a) On or before the Closing Date, Buyer shall offer employment to each person who is an employee of Seller immediately prior to the Closing at a wage rate at least equal to the rate in effect for such employee on the Closing Date.

               (b) Buyer shall provide group insurance benefits (health, dental, life) to employees of Seller who accept employment with Buyer, such benefits to be substantially equivalent to the insurance benefits that are in effect for the principal employee group of Seller immediately prior to the Closing. Buyer shall waive all insurance waiting periods for those employees who have already attained the required eligibility for insurance coverage as of the Closing.

               (c) Buyer will honor any earned but unused 1997 vacation time for employees of Seller who accept employment with Buyer. Seller will provide Buyer with a listing, by employee, that summarizes such earned but unused 1997 vacation time as of the Closing Date.

               (d) For purposes of determining the seniority of any person hired by Buyer pursuant to Section 7.07(a), such person will be credited with the period of employment by Seller prior to the Closing.


                                 ARTICLE VIII

                            CONDITIONS TO CLOSING

          8.01. CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions:

               (a) (i) Seller shall have performed and satisfied in all material respects each of its material obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date, (ii) each of the representations and warranties of Seller and the Stockholder contained in this Agreement shall have been true and correct in all material respects when made and shall contain no misstatement or omission that would make any such representation or warranty materially misleading when made and shall be true and correct in all material respects, and shall not contain any misstatement or omission that would make any such representation or warranty materially misleading, at and as of the Closing Date with the same force and effect as if made as of the Closing Date and (iii) Buyer shall have received certificates signed by the Stockholder and a duly authorized executive officer of Seller to the foregoing effect and to the effect that to the Knowledge of the Stockholder and such officer the conditions specified within this Section 8.01 have been satisfied.

               (b) All material Required Governmental Approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions that are or would become applicable to the Business, the Transferred Assets or Buyer (or any of its Affiliates) after the Closing that Buyer in good faith reasonably determines would be materially burdensome upon the Business, the Transferred Assets or Buyer (or any of its Affiliates) or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as said businesses, as of the date hereof, would be reasonably expected to be conducted after the Closing Date. All such Required Governmental Approvals shall be in effect, and no Proceedings shall have been instituted or threatened by any Governmental Authority with respect thereto as to which, in Buyer's good faith opinion, there is a material risk of a determination that would terminate the effectiveness of, or otherwise materially and adversely modify the terms of, any such Required Governmental Approval; all applicable waiting periods with respect to such Required Governmental Approvals shall have expired; and all conditions and requirements prescribed by Applicable Law or by such Required Governmental Approvals to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Governmental Approvals are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

               (c) All material Required Contractual Consents shall have been obtained without the imposition of any conditions that are or would become applicable to the Business, the Transferred Assets, Buyer or any of its Affiliates after the Closing that Buyer in good faith determines would be materially burdensome upon the Business, the Transferred Assets, Buyer or any of its Affiliates or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as said businesses, as of the date hereof, would be reasonably expected to be conducted after the Closing Date. All such Required Contractual Consents (and with respect to the Subsequent Material Contracts, such other consents as may be required) shall be in effect. All conditions and requirements prescribed by any Required Contractual Consent (or any such other consent) to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Contractual Consents (and all such other consents) are effective and enforceable, and will remain effective and enforceable against the Persons giving such Required Contractual Consents (and such other consents) assuming continued compliance with the terms thereof.

               (d) The transactions contemplated by this Agreement and the consummation of the Closing shall not violate any material Applicable Law.
No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer and exchange contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person (i) challenging or in any manner seeking to restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing, or to impose conditions that Buyer in good faith determines would be materially burdensome upon the Business, the Transferred Assets, Buyer or any of its Affiliates or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as said businesses, as of the date hereof, would be reasonably expected to be conducted after the Closing Date.

               (e) Since the date hereof, there shall not have been any event, occurrence, development or state of circumstances or facts or change in the Transferred Assets or the Business (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) affecting the Business or any Transferred Asset that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect.

               (f) The Stockholder shall have executed and delivered to Buyer and ATC a Noncompetition Agreement in a form reasonably acceptable to Buyer.

               (g) The Stockholder shall have executed and delivered to Buyer a lease in a form reasonably acceptable to Buyer for the facility at which the Business is conducted.

               (h) The Stockholder shall have executed and delivered to Buyer a lease in a form reasonably acceptable to Buyer for the GM parts storage facility.

               (i) The Stockholder shall have executed and delivered to Buyer a consulting agreement in a form reasonably acceptable to Buyer.

               (j) Buyer shall have received an opinion of counsel from Horack, Talley, Pharr & Lowndes in a form reasonably acceptable to Buyer.

               (k) Seller shall have executed and delivered a bill of sale and such other documents of assignment, transfer and conveyance as Buyer shall reasonably request to transfer to Buyer all right, title and interest of Seller in and to the Transferred Assets.

               (l) Buyer shall be reasonably satisfied that there has been no material degradation of the Transferred Assets since the completion by Buyer of its inspection of the Transferred Assets.

               (m) Buyer shall have completed its customary due diligence as contemplated by Section 5.02 and Buyer shall be satisfied, in its reasonable judgment, with both the quantity and the substance of the information provided to it.

               (n) Buyer shall received a true and correct list of all consigned inventory (including cores, parts and finished goods) owned by GM and held by Seller as of the Closing Date.

               (o) Palmer McKinney shall have executed and delivered to Buyer a consulting agreement substantially in a form reasonably acceptable to Buyer.

               (p) H. Lee Curry shall have executed and delivered to Buyer a consulting agreement in a form reasonably acceptable to Buyer.

               (q) Martha Curry shall have executed and delivered to Buyer a consulting agreement in a form reasonably acceptable to Buyer.

          8.02. CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions:

               (a) (i) Buyer shall have performed and satisfied in all material respects each of its material obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date, (ii) the representations and warranties of Buyer and ATC contained in this Agreement shall be true, complete and accurate in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Seller shall have received a certificate signed by a duly authorized executive officer of Buyer and ATC to the foregoing effect and to the effect that to such officers' Knowledge the conditions specified within this Section 8.02 have been satisfied.

               (b) All material Required Governmental Approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions that are or would become applicable to Seller or any of its Affiliates after the Closing that Seller in good faith reasonably determines would be materially burdensome upon such Person. All such Required Governmental Approvals shall be in effect, and no Proceedings shall have been instituted or threatened by any Governmental Authority with respect thereto as to which, in Seller's good faith opinion, there is a material risk of a determination that would terminate the effectiveness of, or otherwise materially and adversely modify the terms of, any such Required Governmental Approval. All applicable waiting periods with respect to such Required Governmental Approvals shall have expired, and all conditions and requirements prescribed by Applicable Law or by such Required Governmental Approvals to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Governmental Approvals are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

               (c) All material Required Contractual Consents shall have been obtained without the imposition of any conditions that are or would become applicable to Seller. All such Required Contractual Consents (and with respect to the Subsequent Material Contracts, such other consents) shall be in effect, and no Proceeding shall have been instituted or threatened with respect thereto that, in Seller's good faith judgment, creates a material risk that any material Liability will be imposed on Seller. All conditions and requirements prescribed by any such Required Contractual Consent (or any such other consent) to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that no material Liability will be imposed on Seller.

               (d) The sale and transfer contemplated by this Agreement and the consummation of the Closing shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer and exchange contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person challenging or in any manner seeking to restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing.

               (e) Buyer shall have executed and delivered to the Stockholder a lease in a form reasonably acceptable to the Stockholder for the facility at which the Business is conducted.

               (f) Buyer shall have executed and delivered to the Stockholder a lease in a form reasonably acceptable to the Stockholder for the GM parts storage facility.

               (g) Buyer shall have executed and delivered to the Stockholder a consulting agreement in a form reasonably acceptable to the Stockholder.

               (h) Seller shall have received an opinion of counsel from Joseph Salamunovich, Esq., General Counsel of ATC, in a form reasonably acceptable to Seller.

               (i) Buyer shall have executed and delivered to Palmer McKinney a consulting agreement in a form reasonably acceptable to Mr. McKinney.

               (j) Buyer shall have executed and delivered to H. Lee Curry a consulting agreement in a form reasonably acceptable to Mr. Curry.

               (k) Buyer shall have executed and delivered to Martha Curry a consulting agreement in a form reasonably acceptable to Ms. Curry.

                                 ARTICLE IX

                              INDEMNIFICATION

          9.01.     AGREEMENT TO INDEMNIFY.

                (a) Subject to the limitations provided herein, Buyer, ATC and their Affiliates (collectively, the "Buyer Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Article IX by Seller and the Stockholder, jointly and severally, in respect of any Damages reasonably and proximately incurred by any Buyer Indemnitee (i) as a result of any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Seller or the Stockholder in this Agreement, (ii) as a result of Buyer's waiver of compliance with applicable "bulk sales" laws pursuant to Section 6.02 or
(iii) in connection with any Excluded Liability. Notwithstanding the foregoing, Seller and the Stockholder shall not be liable as Indemnifying Parties until all claims by the Buyer Indemnitees for indemnification exceed $10,000 in the aggregate, and thereafter Seller and the Stockholder shall be liable for all indemnification claims up to the aggregate liability set forth in Section 9.01(c); PROVIDED, HOWEVER, that Seller and the Stockholder shall be liable for all claims by the Buyer Indemnitees, regardless of amount, arising out of (i) the fraud or willful misconduct of Seller or the Stockholder or (ii) any Environmental Liability, other than Buyer Environmental Liabilities.

               (b) Seller, the Stockholder and their Affiliates (collectively the "Seller Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Article IX by Buyer and ATC, jointly and severally, in respect of any and all Damages reasonably and proximately incurred by any Seller Indemnitee as a result of (i) any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Buyer or ATC in this Agreement, (ii) the conduct of the Business after the Closing or (iii) Assumed Liabilities.

               (c) Subject to the proviso to Section 9.01(a), Seller and the Stockholder shall be liable under Section 9.01(a) for an amount in the aggregate not to exceed the sum of all payments made by Buyer as of the time in question pursuant to Article II, PROVIDED that any amount that Seller and/or the Stockholder would be obligated to pay to or on behalf of a Buyer Indemnity but for such limit will be netted against and reduce subsequent Post-Closing Payments, if any.

          9.02.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS.

               (a) The representations and warranties contained in this Agreement shall survive as follows:

                    (i)  Except as otherwise provided in Section 9.02(a)(ii),
     (iii) or (iv), all representations and warranties shall expire on the first anniversary of the Closing Date.

                   (ii) Notwithstanding Section 9.02(a)(i) the representations and warranties of Seller and the Stockholder as an Indemnifying Party shall survive the Closing Date until the expiration of any applicable statute of limitations, including extensions thereof, with respect to: (1) the inaccuracy or misrepresentation in or breach of any representation or warranty made by Seller or the Stockholder in this Agreement arising out of fraud or willful misconduct; and (2) any inaccuracy or misrepresentation in or breach of any representation or warranty made in Sections 3.15, 3.20 and
     3.21 regardless of whether such inaccuracy or misrepresentation or breach arises out of fraud or willful misconduct.

                  (iii) Notwithstanding Section 9.02(a)(i), the representations and warranties of Buyer and ATC as Indemnifying Parties shall survive the Closing Date until the expiration of the applicable statute of limitations, including extensions thereof, with respect to any inaccuracy or misrepresentation in or breach of any representation or warranty made by Buyer or ATC in this Agreement arising out of fraud or willful misconduct.

                   (iv) Notwithstanding Section 9.02(a)(i), the representations and warranties of Seller and the Stockholder set forth in Sections 3.01, 3.02, 3.04, 3.05, 3.09, 3.12 and 3.14 shall survive without expiration.

Any cause of action for breach of a representation or warranty contained herein shall expire and terminate unless the party claiming that such breach occurred delivers to the other party written notice and a reasonably detailed explanation of the alleged breach on or before 5:00 P.M., eastern time, on the date on which such representation or warranty expires pursuant to this
Section 9.02(a).

               (b) The covenants contained in this Agreement shall survive without expiration unless otherwise expressly provided in such covenant.

          9.03. CLAIMS FOR INDEMNIFICATION. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this
Article IX in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure materially adversely affects the right of the Indemnifying

Party to assert any reasonable defense to such claim. Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the ten (10) Business Day period referred to in the next sentence to dispute or deny such claim. The Indemnifying Party shall have ten (10) Business Days following its receipt of such notice either (a) to acquiesce in such claim by giving such Indemnitee written notice of such acquiescence or (b) to object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Party does not object thereto within such ten (10) Business Day period, such Indemnitee shall be entitled to be indemnified for all Damages reasonably and proximately incurred by such Indemnitee in respect of such claim. If the Indemnifying Party objects to such claim in a timely manner, and such Indemnitee and the Indemnifying Party are unable to resolve their dispute within ten (10) Business Days following such objection (or such additional period of time as may be mutually agreed to by such Persons), the claim shall be submitted immediately to arbitration pursuant to Section 11.12.

          9.04.     DEFENSE OF CLAIMS.

               (a) In connection with any claim which may give rise to indemnity under this Article IX resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may, subject to Section 9.04(b), assume the defense of any such claim or Proceeding (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, if all Indemnifying Parties with respect to such claim or Proceeding jointly acknowledge to the Indemnitee its right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the parties or arbitration hereunder) and provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Parties will be financially able to satisfy such claim in full if such claim or Proceeding is decided adversely. If the Indemnifying Parties assume the defense of any such claim or Proceeding, the Indemnifying Parties shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Parties shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.04, the Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of such Indemnitee; PROVIDED, HOWEVER, that the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; PROVIDED, FURTHER, that the Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and PROVIDED, FURTHER, that a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, officers, employees, consultants and agents with respect to such claim. Subject to Section 9.04(b), such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense and the Indemnifying Parties shall provide such Indemnitee with reasonable access to all materials relating to the defense of the action and otherwise cooperate with such Indemnitee and its counsel in connection with the Indemnitee's participation in such defense. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Parties in the defense of any claim or Proceeding being defended by the Indemnifying Parties pursuant to this Section 9.04. If the Indemnifying Parties do not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 9.04(a), such Indemnitee may defend against such claim or Proceeding.

               (b) Notwithstanding Section 9.04(a), the Indemnifying Parties may not assume the defense of any claim or Proceeding and the Indemnitee may at its own cost and expense assume such defense if, in the reasonable opinion of the Indemnitee, (i) such claim or Proceeding involves an issue or matter that, if determined adversely to the Indemnitee, is likely to have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee, or (ii) there is one or more legal defenses available to the Indemnitee that conflict with those available to an Indemnifying Party. If the Indemnitee assumes defense of any such claim or Proceeding, (A) the Indemnifying Parties may participate in, but not control, the defense of such claim or Proceeding, and (B) if the Indemnitee receives a settlement proposal from the Person asserting such claim or instituting such Proceeding and is notified by an Indemnifying Party that such Indemnifying Party wants to accept such settlement proposal, the liability of the Indemnifying Parties with respect to such claim or Proceeding shall equal the lesser of (x) the amount offered in such settlement proposal, (y) the amount of actual Damages of the Indemnitee with respect to such claim or Proceeding or (z) the maximum liability of the Indemnifying Parties pursuant to Section 9.01(a).

               (c) If the Indemnitee elects to defend any claim or Proceeding pursuant to the last sentence of Section 9.04(a) or pursuant to
Section 9.04(b), the Indemnitee shall conduct such defense in such manner as it shall deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnifying Parties, on such terms as such Indemnitee shall deem appropriate. If the Indemnifying Parties seek to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, the Indemnifying Parties shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner.

                                   ARTICLE X

                                  TERMINATION

          10.01.    GROUNDS FOR TERMINATION.

               (a) This Agreement may be terminated at any time prior to the Closing under the following circumstances:

                    (i) by mutual written agreement of all of the parties hereto;

                   (ii) by either party if the other party has breached any of its representations or warranties contained herein or materially defaulted in the performance of any of its covenants or agreements contained herein and such breach or default is not curable prior to the Outside Date; or

                  (iii) by Buyer or by Seller, if the Closing shall not have been consummated by September 30, 1997 (the "Outside Date"); PROVIDED, HOWEVER, that neither Buyer nor Seller may terminate this Agreement pursuant to this Section 10.01(a)(iii) if the Closing shall not have been consummated within such time period by reason of the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement.

The party desiring to terminate this Agreement pursuant to Section 10.01(a)(ii) or (iii) shall give written notice of such termination to the other party.

               (b) This Agreement shall automatically terminate if any Federal, state or foreign law or regulation thereunder shall hereafter be enacted or become applicable that makes the transactions contemplated hereby or the consummation of the Closing illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining either party hereto from consummating the transactions contemplated hereby is entered, and such judgment, injunction, order or decree shall become final and nonappealable.

          10.02. EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party to any other party to this Agreement; PROVIDED, HOWEVER, that if such termination shall result from the breach by any party of its representations, warranties or covenants contained in this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach notwithstanding such termination. The provisions of Sections 5.05, 6.01, 10.02, 11.03, 11.05 11.07, 11.08, 11.10, 11.11 and 11.13 shall survive any termination of this Agreement pursuant to this Article X.

                                  ARTICLE XI

                                 MISCELLANEOUS

          11.01. NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given
(i) if personally delivered, when so delivered, (ii) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, PROVIDED that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

          If to Seller:

               Automatic Transmission Shops, Inc.
               P.O. Box 548
               Gastonia, North Carolina  28053-0548
               Attn: C. W. Smith
               Telecopier No.:  (704) 866-9389

          with a copy to:
               Horack, Talley, Pharr & Lowndes
               2600 One First Union Center
               301 South College Street
               Charlotte, North Carolina  28202-6038
               Attn: Stephen L. Smith, Esq.
               Telecopier No.:  (704) 372-0448

          If to Buyer:
               ATS Remanufacturing, Inc.
               c/o Aftermarket Technology Corp.
               900 Oakmont Lane, Suite 100
               Westmont, Illinois  60559
               Attn:     Chief Executive Officer and
                         General Counsel
               Telecopier No:  (630) 455-2650

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

          11.02.    AMENDMENTS; NO WAIVERS.

               (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

               (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          11.03. EXPENSES. Except as otherwise provided herein, Seller or the Stockholder, on the one hand, and by Buyer or ATC, on the other hand, shall bear their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

          11.04. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, which approval shall not be unreasonably withheld.

          11.05. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of North Carolina.

          11.06. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

          11.07. ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits referred to herein which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

          11.08. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

          11.09. SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

          11.10.    CONSTRUCTION.

               (a) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The words "herein," "hereof," "hereunder," and words of similar import refer to the Agreement as a whole and not to a particular section. Whenever the word "including" is used in this Agreement, it shall be deemed to mean "including, without limitation," "including, but not limited to" or other words of similar import such that the items following the word "including" shall be deemed to be a list by way of illustration only and shall not be deemed to be an exhaustive list of applicable items in the context thereof.

               (b) The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

          11.11.    DISPUTE RESOLUTION.

               (a) If a dispute arises out of or relates to this Agreement or the transactions contemplated hereby, and if such dispute cannot be settled through negotiation, the parties agree to first try in good faith to settle the dispute by mediation before resorting to some other dispute resolution procedure. Such mediation shall be administered by the American Arbitration Association under its Commercial Mediation Rules and shall be conducted in Chicago, Illinois.

               (b) Except as otherwise specifically provided elsewhere in this Agreement, any dispute that the parties are unable to resolve pursuant to Section 11.11(a) shall be submitted to and resolved by arbitration pursuant to and in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of the initial request that gave rise to the dispute to be arbitrated (the "AAA Rules").

               (c) Such arbitration shall be conducted by a panel of three arbitrators, which shall be selected from a list of arbitrators pursuant to and in accordance with the AAA Rules. Such arbitration proceeding shall be conducted in Chicago, Illinois. The arbitrators shall not have the authority to modify any term or provision of this Agreement. The arbitration proceeding shall include an opportunity for the parties to conduct discovery in advance of the proceeding, which discovery may be limited by rules established by the arbitrators. Notwithstanding the foregoing, the parties agree that they will attempt, and they intend that they and the arbitrators should use their best efforts in that attempt, to conclude such arbitration proceeding and have a final decision from the arbitrators within 90 days from the date of selection of the arbitrators; provided, however, that the arbitrators shall be entitled to extend such 90-day period one or more times to the extent necessary for such arbitrators to place a dollar value on any claim that may be unliquidated. The arbitrators shall promptly deliver a written decision with respect to the dispute to each of the parties, which shall promptly act in accordance therewith. Each party agrees that any decision of the arbitrators shall be final, conclusive and binding, absent fraud or manifest error, and that they will not contest any action by any other party hereto in accordance with a decision of the arbitrators, except on a basis of fraud or manifest error. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 11.11 by bringing suit in any court of competent jurisdiction.

               (d) All fees, costs and expenses (including attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to this Section 11.11 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this
Section 11.11 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 11.11 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrators or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributable to the arbitrators shall be allocated among the parties to the arbitration in such manner as the arbitrators shall determine to be appropriate under the circumstances.

          11.12. CUMULATIVE REMEDIES. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          11.13. THIRD PARTY BENEFICIARIES. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Buyer or employee or former employee of Seller or any Affiliate thereof (including any beneficiary or dependent thereof).

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       AUTOMATIC TRANSMISSION SHOPS INC.

                                       By:  /S/ C.W. SMITH
                                          -------------------------------------
                                                C.W. Smith
                                                President


                                       THE STOCKHOLDER:

                                            /S/ C.W. SMITH
                                       ----------------------------------------
                                                C.W. Smith


                                       ATS REMANUFACTURING INC.

                                       By:   /s/ Stephen J. Perkins
                                          --------------------------------------
                                                 Stephen J. Perkins
                                                 Chief Executive Officer


                                       AFTERMARKET TECHNOLOGY CORP.

                                       By:   /s/ Stephen J. Perkins
                                          --------------------------------------
                                                 Stephen J. Perkins
                                                 President and
                                                 Chief Executive Officer

                                                                  SCHEDULE 2.03
                                                            ASSUMED LIABILITIES


Seller has declared bonuses to each of H. Lee Curry, Palmer McKinney, Wayne Wingard and Max Milford in consideration of their assistance in the development of the Business and the sale of the Business to Buyer. Except as otherwise provided below, the bonuses are payable in immediately available funds within 30 days after the fifth anniversary of the Closing Date and are to be in the following amounts:

Mr. Curry: The following amounts on each indicated anniversary of the Closing
           Date:

                        Anniversary              Payment
                        -----------              --------
                           5th                   $100,000
                           6th                   $154,000
                           7th                   $148,000
                           8th                   $142,000
                           9th                   $136,000
                           10th                  $130,000
                           11th                  $124,000
                           12th                  $118,000
                           13th                  $112,000
                           14th                  $106,000

Mr. McKinney: An amount equal to $800,000 minus the product of (i) the amount, if any, by which Adjusted GM Sales for the five Contract Years ending on the fifth anniversary of the Closing Date (without giving effect to any retroactive adjustments in such Adjusted
              GM Sales due to Excess GM Sales after such fifth anniversary) are less than $60,000,000 multiplied by (ii) 0.0242.

Mr. Wingard:  An amount equal to $900,000 minus the product of (i) the amount, if any, by which Adjusted GM Sales for the five Contract Years ending on the fifth anniversary of the Closing Date (without giving effect to any retroactive adjustments in such Adjusted
              GM Sales due to Excess GM Sales after such fifth anniversary) are less than $60,000,000 multiplied by (ii) 0.0273.

Mr. Milford:  An amount equal to $850,000 minus the product of (i) the amount, if any, by which Adjusted GM Sales for the five Contract Years ending on the fifth anniversary of the Closing Date (without giving effect to any retroactive adjustments in such Adjusted
              GM Sales due to Excess GM Sales after such fifth anniversary) are less than $60,000,000 multiplied by (ii) 0.0258.

                                                                  SCHEDULE 2.07
                                                          POST-CLOSING PAYMENTS


                 ANNIVERSARY          AMOUNT              FACTOR
                 -----------          ------              ------
                       1            $1,500,000            0.2560
                       2            $1,500,000            0.2560
                       3            $1,500,000            0.2560
                       4            $1,500,000            0.2560
                       5            $2,450,000            0.2560
                       6            $2,000,000            0.3333
                       7            $2,000,000            0.3333
                       8            $2,000,000            0.3333